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SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF THE
SECURITIES EXCHANGE ACT OF 1934

SUNTRON CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	86-1038668
(State of incorporation or organization)	(I.R.S. Employer Identification No.)
2501 West Grandview Road, Phoenix, Arizona	85023
(Address of Principal Executive Offices)	(Zip Code)

        If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), please check the following box. / /

        If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), please check the following box. /x/

        Securities Act registration statement file number to which this form relates: 333-72992

        Securities to be registered pursuant to Section 12(b) of the Act:

None

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock, $.01 par value
(Title of class)

Item 1.    Description of Registrant's Securities to be Registered

        This registration statement relates to the registration with the Securities and Exchange Commission of shares of common stock, par value $.01 per share, of Suntron Corporation, a Delaware corporation (the "Registrant"). The authorized capital stock of our company consists of 50,000,000 shares of common stock, par value $.01 per share, and 10,000,000 shares of preferred stock, par value $.01 per share.

Common Stock

        Subject to the rights of holders of any outstanding preferred stock, the holders of outstanding shares of common stock are entitled to share ratably in dividends declared out of assets legally available therefor at that time and in those amounts as the board of directors may from time to time lawfully determine.

        Each holder of common stock is entitled to one vote for each share held and, except as otherwise provided by law or by the board of directors with respect to any series of preferred stock, the holders of common stock will exclusively possess all voting power. Holders of common stock are not entitled to accumulate votes for the election of directors. The common stock is not entitled to preemptive rights and is not subject to redemption or assessment. Subject to the rights of holders of any outstanding preferred stock, upon liquidation, dissolution or winding up of the Registrant, any assets legally available for distribution to stockholders as such are to be distributed ratably among the holders of the common stock at that time outstanding.

Item 2.    Exhibits.

Exhibit No.	Description
3.1	Second Amended and Restated Certificate of Incorporation of the Registrant dated January 25, 2002, as filed with the Secretary of State of Delaware(1)
3.2	Bylaws of the Registrant dated May 2, 2001(1)
4.1	Specimen of Stock Certificate representing the Registrant's Common Stock(1)

(1)
Incorporated by reference to the Registrant's Registration Statement on Form S-4 (Registration No. 333-72992).

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Dated: February 28, 2002	SUNTRON CORPORATION
	By:	/s/ JAMES K. BASS
	Name:	James K. Bass
	Title:	Chief Executive Officer and Director (Principal Executive Officer)

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FORM 8-A
SIGNATURES